Exhibit 4.2

GLOBAL-E ONLINE LTD.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 22nd day of March 2021, by and among Global-e Online Ltd., Reg. No. 514889534, a company incorporated under the laws of the State of Israel (the “Company”), and the investors listed on Schedule A attached hereto (each, an “Investor” and collectively, the “Investors”), and the shareholders listed in Schedule B hereto (each a “Founder,” and collectively, the “Founders”).

RECITALS

WHEREAS	the Company and certain Investors are parties to that certain Series E Preferred Share Purchase Agreement, dated as of April 30, 2020 (the “Share Purchase Agreement”);

WHEREAS

the Investors and the Founders are the holders of all of the issued and outstanding shares of Series A Preferred Shares of the Company, nominal value NIS 0.01 each (“Preferred A Shares”), Series A-1 Preferred Shares of the Company, nominal value NIS 0.01 each (the “Preferred A-1 Shares”), Series B-1 Preferred Shares of the Company, nominal value NIS 0.01 each (the “Preferred B-1 Shares”), Series B-2 Preferred Shares of the Company, nominal value NIS 0.01 each (the “Preferred B-2 Shares”), Series C Preferred Shares of the Company, nominal value NIS 0.01 each (the “Preferred C Shares”), Series D-1 Preferred Shares of the Company, nominal value NIS 0.01 each (the “Preferred D-1 Shares”), and Series E Preferred Shares of the Company, nominal value NIS 0.01 each (the “Preferred E Shares” and together with the Preferred A Shares, Preferred A-1 Shares, Preferred B-1 Shares, Preferred B-2 Shares, Preferred C Shares, and Preferred D-1 shares , the “Preferred Shares”);

WHEREAS	the Company, the Founders and the Investors are parties to that certain Second Amended and Restated Investors Rights’ Agreement, dated as of April 30, 2020 (the “Prior Agreement”); and

WHEREAS	the parties to the Prior Agreement wish to amend and restate in its entirety the Prior Agreement by entering into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Registration Rights.

1.1.	Definitions. For purposes of this Agreement:

1.1.1.

The term “Act” means the US Federal Securities Act of 1933, as amended, or equivalent securities law of another jurisdiction acceptable to the Company and to the holders of majority of the Preferred Shares on an as converted basis.

1.1.2.

The term “Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Company’s Chief Executive Officer or the Chief Financial Officer, after consultation with the Company’s counsel, (i) would be required to be made in any Registration Statement in order for it not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

1.1.3.

The term “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including any partners, general partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing of which such person is a partner or member that is controlled by one or more general partners or managing members of, or shares the same management company with, such person.

1.1.4.

The term “Articles” means the Company’s Amended and Restated Articles of Association in effect as of the date of the Closing (as such term is defined in the Share Purchase Agreement), as may be amended from time to time.

1.1.5.	The term “Board” means the Company’s board of directors.

1.1.6.

The term “Business Day” means any day (excluding Fridays, Saturdays and Sundays) on which banks are generally open in London, United Kingdom and Tel Aviv, Israel for the transaction of normal banking business.

1.1.7.

The terms “Form S-3” and “Form F-3” mean such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed or furnished by the Company to, the SEC.

1.1.8.	The term “Holder” means any person owning Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

1.1.9.

The term “Initial Offering” or “IPO” means the Company’s first underwritten public offering of its Ordinary Shares under the Act or under equivalent securities law of another jurisdiction acceptable to holders of majority of the Company’s Preferred Shares on an as converted basis.

1.1.10.

The term “Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or necessary to make the statements in a Registration Statement not misleading.

1.1.11.	The term “Ordinary Shares” shall have the meaning set forth in the Articles.

1.1.12.

The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.1.13.

The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares and all Ordinary Shares that the holders of Preferred Shares may hereafter purchase pursuant to their rights of first offer or rights of first refusal, and (ii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (a) such securities having been sold by a person in a transaction in which the registration rights under this Section 1 are not duly assigned, and (b) such securities becoming available for resale without restriction pursuant to Rule 144 under the Act (or similar rule) and no longer bearing any restrictive legend.

1.1.14.

The number of shares of “Registrable Securities then outstanding” shall be determined by the number of Ordinary Shares outstanding, which are Registrable Securities, calculated on an as-converted basis.

1.1.15.	The term “Registration Statement” means a Registration Statement filed with the SEC on Form S-1, F-1, S-3 or F-3, and the accompanying prospectus and any materials incorporated therein by reference.

1.1.16.	The term “SEC” means the US Securities and Exchange Commission.

1.1.17.

The term “1934 Act” means the US federal Securities Exchange Act of 1934, as amended or equivalent securities law of another jurisdiction acceptable to the holders of majority of the Preferred Shares on an as converted basis.

1.2.	Request for Registration.

1.2.1.

Subject to the conditions of this Section 1.2, if the Company shall receive a written request (i) at any time after six (6) months of the effective date of an Initial Offering, from the Holders of at least 30% of the Registrable Securities then outstanding, or (ii) at any time prior to the passage of six (6) months after the effective date of an Initial Offering, subject to restrictions imposed by the underwriters in connection with the

Initial Offering (whether such restrictions terminate by their terms or are waived by the underwriters) (the “Initial Period”), from the Holders of at least 75% of the Registrable Securities then outstanding (the Holders delivering such written request under items (i) or (ii), as applicable, being referred to herein as the “Initiating Holders”) that the Company file a registration statement under the Act (or under equivalent securities law of another jurisdiction) covering the registration of Registrable Securities, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2.1.

1.2.2.

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting or an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal or sale by a broker, placement agent or sales agent, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2.1. In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting or other arrangement and the inclusion of such Holder’s Registrable Securities in the underwriting or other arrangement (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. If an underwriting is specified, all Holders proposing to distribute their securities through an underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to a majority in interest of the Initiating Holders. If another form of registered offering is specified, all Holders proposing to participate in such offering shall cooperate with and enter into any documentation recommended by the brokers, sales agents or placement agents and take all actions requested to facilitate the preparation of the offering documentation.

1.2.3.

If the underwriter or other adviser advises the Company that marketing factors require a limitation of the number of securities underwritten or marketed (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten or marketed pursuant hereto, and the number of shares that may be included in the underwriting or other offering shall be allocated: (a) first, to the Initiating Holders on a pro rata basis based on the number of Registrable Securities held by all such Initiating Holders, (b) second, to the other Holders of such Registrable Securities who requested to participate in such registration on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), and (c) then to any other holder of securities of the Company, including any shares the Company wishes to register for its own benefit; provided that in no event shall (x) the amount of Registrable Securities included in the offering be reduced below thirty three percent (33%) of the total amount of securities included in such offering, nor (y) the amount of Registrable Securities included in the registration be reduced unless all other securities requested to be registered by any holder other than the Company are first excluded from such registration. Any Registrable Securities excluded or withdrawn from such underwriting or offering shall be withdrawn from the registration.

1.2.4.	The Holders’ rights to use their registration rights shall be subject to Section 1.5, and the Company shall not be required to effect a registration pursuant to this Section 1.2:

1.2.4.1.

in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

1.2.4.2.	during the Initial Period if the Company has effected one (1) registration pursuant to this Section 1.2, and such registration has been declared or ordered effective; or

1.2.4.3.

after the Company has effected at least one (1) registration pursuant to this Section 1.2 during such calendar year or in the three (3) months prior to the date of the receipt of the request to register pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

1.2.4.4.

during the period starting with the date that is sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date that is ninety (90) days following the effective date of, a Company-initiated registration (subject to Section 1.3 below), provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

1.2.4.5.

if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than (i) US$5,000,000 or (ii) US$50,000,000 during the Initial Period.

1.3.

Company Registration. If (but without any obligation to do so) at any time after the completion of the Initial Offering, subject to restrictions imposed by the underwriters in connection with the Initial Offering (whether such restrictions terminate by their terms or are waived by the underwriters), the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares or other securities under the Act (or under equivalent securities law of another jurisdiction) in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in an employee benefit plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder a written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.8, the Company shall, subject to the provisions of Section 1.3.1, do all necessary actions in order to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered (subject, in the case of registering shares or other securities under the Act (or under equivalent securities law of another jurisdiction) during the six (6) months after the effective date of the Initial Offering, to the restrictions imposed by the underwriters in connection with the Initial Offering (whether such restrictions terminate by their terms or are waived by the underwriters)).

1.3.1.

Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration, which termination or withdrawal shall not, in itself, impose liability on the Company towards any Holder. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.10 hereof.

1.3.2.

Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s share capital, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting, in customary form, as agreed upon between the Company and the underwriters selected by it and approved by a majority in interest of Holders of Registrable Securities, and enter into such underwriting agreement, and then only in such quantity as the underwriters determine in their sole discretion will not materially and adversely jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities requested by Holders to be included in such offering, exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion could materially and adversely jeopardize the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not materially and adversely jeopardize the success of the offering, the securities so included to be first apportioned among the Holders of Registrable Securities held by the Investors requested to be included in such offering, on a pro rata basis relative to their holding among the Preferred Shares, and thereafter among the holders of Registrable Securities held by other shareholders requested to be included in such offering, on a pro rata basis relative to their holding in the Company, provided further that in no event shall (x) the amount of Registrable Securities to be included in the offering be reduced below thirty three percent (33%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the Registrable Securities may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included, and (y) the amount of Registrable Securities included in the registration be reduced unless all other securities requested to be registered by any holder other than the Company are first excluded from such registration.

1.3.3.

For purposes of the preceding section concerning apportionment, for any shareholder that is a Holder of Registrable Securities that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons or any entity that controls or is controlled by or is under common control or management with the respective Holder, shall be deemed to be a single “Holder,” as applicable and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4.

Form S-3 or Form F-3 Registration. At any time beginning six (6) months following the closing of an IPO, in case the Company shall receive from any of the Initiating Holders (as such term is defined in Section 1.2 above), a written request or requests that the Company effect a shelf registration on Form S-3 or Form F-3 (a “Shelf Registration”) to cover the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

1.4.1.	within ten (10) days after receipt of any such request, give a written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

1.4.2.

use all commercially reasonable efforts to effect, as soon as practicable (but not later than ninety (90) days following a request), such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of all Holders’ Registrable Securities on a delayed or continuous basis pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, subject to the restrictions provided in Section 1.5. The Company shall use commercially reasonable efforts to maintain the Shelf Registration in accordance with the terms hereof and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Act until such time as there are no longer any Registrable Securities, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

1.4.2.1.	if Form S-3 or Form F-3 is not available for such offering by the Holders;

1.4.2.2.

in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

1.4.2.3.

during the period starting on the date that is sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date that is one hundred and ninety (190) days following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

1.4.2.4.

if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$5,000,000.

1.4.3.

Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.4.4.

If any Shelf Registration ceases to be effective under the Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 1.4.2.3, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration to again become effective under the Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 under the Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 or Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

1.5.	Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

1.5.1.

Upon receipt of written notice from the Company that a Registration Statement contains a Misstatement, each Holder shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Registration Statement may be resumed.

1.5.2.

Subject to Section 1.5.3, if the filing, initial effectiveness or continued use of a Registration Statement at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the Company’s good faith judgment, the filing or the Holder’s use of such Registration Statement would be seriously detrimental to the Company and the Company concludes that it is essential to defer such filing or use, the Company may give prompt written notice of such action to the Holders and thereafter delay the filing or effectiveness of, or suspend the use of, such Registration Statement for (i) ninety (90) days after the receipt of the request of the Initiating Holders pursuant to Section 1.2 and (ii) hundred and twenty (120) days after the receipt of the request of the Initiating Holders pursuant to Section 1.4. If the Company exercises its rights under this Section 1.5.3, the Holders will suspend, immediately upon their receipt of the notice referred to above, their use of any Registration Statement in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

1.5.3.	The right to delay or suspend any filing, effectiveness or use of a Registration Statement shall be exercised by the Company no more than once in any twelve (12) months period;

1.6.

Registration Preference. If any shareholders of the Company shall have the option to sell shares of the Company in an Initial Offering or in any subsequent registration, the holders of Preferred Shares or Registrable Securities converted therefrom shall have preference over all other shareholders to register and sell their shares; provided that in a registration initiated by the Company, the Company shall have first priority.

1.7.	Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

1.7.1.

prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, use commercially reasonable efforts to keep such registration statement effective for a period of up to one hundred and twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

1.7.2.

prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

1.7.3.

furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

1.7.4.

use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

1.7.5.	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

1.7.6.

notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

1.7.7.

notify each Holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration has been filed;

1.7.8.

notify each Holder of Registrable Securities covered by such registration statement, promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus for additional information;

1.7.9.

advise each Holder whose Registrable Securities are included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose; and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;

1.7.10.

use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

1.7.11.	cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or trading system on which similar securities issued by the Company are then listed;

1.7.12.

provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

1.7.13.

use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the underwriters in connection with a marketed offering.

1.8.

Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall promptly furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.9.

List of Registrable Securities then Outstanding. The Company shall maintain and update a list of the total Registrable Securities then Outstanding, which includes each Holder’s percentages of Registrable Securities (determined on a fully-diluted basis) and contact details for each Holder (in such form as is provided to the Company without any duty to update or verify), and shall provide such list promptly to any Holder upon request.

1.10.

Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 through 1.4, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (selected by the Initiating Holders) shall be borne by the Company, provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to each of the two (2) demand registrations pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 or 1.4.

1.11.

Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.12.	Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

1.12.1.

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members or officers, directors and shareholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any applicable state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any applicable state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any applicable state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this sub-Section 1.11.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability; and provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations.

1.12.2.

To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any applicable state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 1.11.2, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.11.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the Holder (which consent shall not be unreasonably withheld), and provided, further, that in no event shall any indemnity under this Section 1.11.2 exceed the net proceeds from the offering received by such Holder.

1.12.3.

Promptly after receipt by an indemnified party under this Section 1.11 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.11, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.11, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.11. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

1.12.4.

If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

1.12.5.

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

1.12.6.

The obligations of the Company and Holders under this Section 1.11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.13.

Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3 (“SEC Rule 144”), the Company agrees to (at any time after it has become subject to such reporting requirements):

1.13.1.	make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

1.13.2.	file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

1.13.3.

furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a legal opinion from the Company’s counsel to the transfer agent that the Holder’s Registrable Securities are eligible to be sold pursuant to SEC Rule 144 (subject to receiving customary confirmation thereof from such Holder), and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.14.

Assignment of Registration Rights. Without derogating the provisions of Section 3.14 below, the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder, to a transferee or assignee of such securities provided that such transfer or assignment is made pursuant to the provisions of the Articles and any provisions and agreements relating to transfer of securities, and provided, further, that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such Registrable Securities by the transferee or assignee is restricted under the Act.

1.15.

Limitations on Subsequent Registration Rights. From and after the date of this Agreement, and subject to Section 3.10, the Company shall not, without the prior written consent of the Holders of at least the majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand registration of their securities.

1.16.

“Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to any offering of the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days in the case of an Initial Offering or ninety (90) days in any subsequent offering) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired (other than in the open-market)), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.15 shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.15 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Without limitation of the previous sentence, each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters which are not inconsistent with the foregoing or which are necessary to give further effect thereto and which, if entered into, will supersede the restrictions under this Section 1.15.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.17.	Foreign Offerings. The provisions of this Section 1 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.

1.18.

Termination of Registration Rights. Notwithstanding anything to the contrary herein, the Company’s obligations under this Section 1 shall terminate and shall be of no further force or effect upon the earlier of (i) the fifth (5th) anniversary of the consummation of the IPO, (ii) upon a Deemed Liquidation (as defined in the Company’s Articles), or (iii) such date on which there shall be no Registrable Securities outstanding.

1.19.	Legends. All certificates representing any shares of the Company shall have endorsed thereon a legend to substantially the following effect:

“THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE COMPANY’S ARTICLES OF ASSOCIATION, AS AMENDED FROM TIME TO TIME AND ANY AGREEMENT BY AND AMONG THE HOLDER HEREOF AND THE COMPANY. A COPY OF SUCH AGREEMENTS IS ON FILE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.”

2.	Affirmative Covenants.

2.1.

Delivery of Financial Information. Until the earlier of: (i) an IPO, or (ii) a Merger and Acquisition (as such term is defined in Articles), the Company will furnish the following reports to each Investor holding at least two percent (2%) of the Company’s issued and outstanding share capital (each, a “Major Holder”):

2.1.1.

As soon as practicable after the end of each fiscal year and in any event within ninety (90) days thereafter, the audited consolidated balance sheet and statement of shareholder equity of the Company as of the end of such fiscal year, and the consolidated statements of income and cash flow for the fiscal year then ended, all in reasonable detail, stating in each case in comparative form the figures of the preceding fiscal year, United States dollar denominated, audited and certified by an independent public accounting firm which is one of (or is affiliated with one of) the “Big Four” US accounting firms, in each case in English and accompanied by an opinion in English of such firm which opinion shall state that such balance sheet and statements of shareholder equity, income and cash flow have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with United States generally accepted auditing standards.

2.1.2.

As soon as practicable, and in any event within sixty (60) days after the end of each of the first, second and third quarters of each fiscal year of the Company, un-audited reviewed consolidated balance sheets of the Company as of the end of such quarter and consolidated statements of income and cash flow of the Company for such quarter and for the portion of the fiscal year ending with such period, in each case in English and in reasonable detail, stating in each case in comparative form the figures for the corresponding period of the preceding fiscal year and United States dollar denominated, together with an instrument executed by the Chief Financial Officer or President or Chief Executive Officer of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

2.1.3.	As soon as practicable, and in any event within thirty (30) days after the end of each month, monthly reports in a form agreed by the Board.

2.1.4.

Such other information relating to the financial conditions, business, prospects, litigation, M&A opportunities or corporate affairs of the Company as DHL, AMI or Vitruvian may from time to time reasonably request, provided such information is readily available to the Company.

2.1.5.	As soon as practicable, upon a request of a Major Holder, a current detailed capitalization table of the Company.

2.1.6.	Such other information DHL, AMI, or Vitruvian would need in order to comply with applicable law, regulatory requirements and internal reporting policies.

2.2.

Annual Plan. The Company shall deliver to each Major Holder, until the consummation of the earlier of: (i) an IPO or (ii) a Merger and Acquisition, no later than thirty (30) days prior to the beginning of each calendar year, an annual operating plan and budget for such upcoming year, and any update (if any) thereof shall be submitted by the Company’s management to the Board for its approval.

2.3.

Inspection and Visitation. Until the consummation of an IPO, the Company will permit each shareholder holding at least four percent (4%) of the Company’s share capital on a fully diluted as converted basis and its representatives, at such shareholder’s expense, access, during normal business hours and upon reasonable prior written notice, to visit and inspect any of the properties of the Company, to examine its books and records and to discuss its affairs, finances and accounts with the management of the Company, all, at reasonable intervals, and at such reasonable times and upon reasonable written prior notice; except that the Company shall not be obligated pursuant to this Section 2.3 to provide access to any information that it reasonably considers to be a trade secret or confidential unless a customary confidentiality undertaking is signed (provided that the Company shall not be obligated to disclose such information if the chairman of the Board reasonably determines that such shareholder has a conflict of interest with the Company in connection with such withheld information), or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

2.4.

Sections 2.1 through 2.3 shall not limit any rights that the shareholders or any directors or observers designated by such shareholders may have under any applicable law and/or any other applicable agreement.

2.5.

Confidentiality. Each Investor agrees that any information provided to it under this Agreement will not be disclosed (other than to its officers and its legal, financial and technical advisors), without the prior written consent of the Company; provided that an Investor may disclose confidential information (i) to its or its Affiliates’ attorneys, accountants, consultants, and other professionals, in each case to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.5; (iii) in connection with periodic reports to its shareholders, partners, limited partners, affiliates, or members, provided that the foregoing are advised that such information is confidential or are bound by customary confidentiality obligations; or (iv) as may otherwise be required by any applicable law, provided, in the case of sub-clause (iv), that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. For the avoidance of doubt, the foregoing obligations shall not apply with respect to information which: (1) was in the public domain prior to the time of disclosure by the Company; (2) enters the public domain after disclosure by the Company to the Investor through no action or inaction of such Investor; (3) is already in the possession of the Investor free of any obligation of confidentiality at the time of disclosure by the Company; (4) is required by law to be disclosed by the Investor; or (5) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, provided, in the case of sub-clause (4), that such Investor shall (A) use all commercially reasonable efforts to maintain the confidentiality of such disclosed information, and (B) promptly as practicable notify the Company of such disclosure and take reasonable steps to minimize the extent of any such required disclosure.

2.6.

Accounting. The Company will maintain and cause each of its subsidiaries to maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books and cause each of its subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP.

2.7.

Proprietary Information and Non-Competition Agreements. The Company will not employ, or continue to employ, any employee or consultant who will have, or had at any time, access to confidential information with respect to the Company and its operations, Company trade secrets or who is otherwise involved in the development of the Company’s intellectual property unless such person has executed and delivered a Proprietary Information and Non-Competition Agreement in the form approved by the Board.

2.8.

Pursuance of Qualified IPO. Subject to the approval of the holders of majority of the Company’s Preferred Shares (the “Preferred Majority”), after the third (3rd) anniversary of the Closing, such Preferred Majority may require the Board to elect an investment bank (with the identity of such investment bank to be determined by the Board, at its sole discretion) to be formally appointed to investigate and pursue a “Qualified IPO”, provided that nothing herein shall be interpreted or construed as derogating from the Board’s right and authority to appoint an investment bank for pursuing any IPO at its election at any time, whether prior to or after the third anniversary of the Closing. A “Qualified IPO” in this Section 2.8 shall mean, the sale of the Company’s Ordinary Shares in a public offering on a regulated market or exchange with adequate liquidity, which results in aggregate cash proceeds to the Company of at least US$150,000,000 (net of any underwriting discounts and commissions) and where the valuation of the Company equals to at least US$750,000,000 prior to such Qualified IPO.

2.9.

Pursuance of Merger and Acquisition. Subject to the approval of the Preferred Majority, after the fifth (5th) anniversary of the Closing, such Preferred Majority may require the Board to elect an investment bank (with the identity of such investment bank to be determined by the Board, at its sole discretion)to be formally appointed to investigate and pursue a Merger and

Acquisition, provided that nothing herein shall be interpreted or construed as derogating from the Board’s right and authority to appoint an investment bank for pursuing any Merger and Acquisition at its election at any time, whether prior to or after the fifth anniversary of the Closing.

2.10.	Insurance. The Company shall maintain, from financially sound and reputable insurers, Directors and Officers liability insurance.

2.11.	CFC Representations and Covenants.

2.11.1.

Following the Closing, the Company shall: (a) provide any information reasonably available to the Company and its Affiliates which is requested by AMI or Vitruvian in order for AMI or Vitruvian, as applicable, to (i) prepare accurately all tax returns required to be filed by AMI or Vitruvian, as applicable, (ii) comply with any tax reporting requirement imposed as a result of the investment of AMI or Vitruvian, as applicable, in the Company, and (iii) determine whether the Company is a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the shares held by AMI or Vitruvian, as applicable; and (b) monitor its status and the status of any other entity in which the Company owns equity interests as a CFC, and shall promptly notify each of AMI and Vitruvian in writing if at any time the Company is or may be treated as a CFC or if at any time any entity in which the Company owns equity interests is or may be treated as a CFC.

2.11.2.

No later than forty-five (45) days following the end of each of the Company’s taxable year, and at any time that there is a change in either the Company’s, or a subsidiary of the Company’s, ownership structure, the Company shall supply each of AMI and Vitruvian with all information that it has in its possession that may be necessary for each of AMI and Vitruvian to determine, (A) whether AMI or Vitruvian, as applicable, or one of its direct or indirect owners, is a “United States Shareholder” (as described in Section 951(b) of the Code) with respect to the Company or any subsidiary of the Company, (B) whether the Company, or any subsidiary of the Company, is a CFC, and (C) in the event the Company or one of its subsidiaries is determined to be a CFC, the amount of income that AMI or Vitruvian, as applicable, or a direct or indirect owner thereof may have to include in its gross income under Section 951(a) of the Code with respect to its interest in the Company or a subsidiary of the Company (including, but not limited to, its share of any subpart F income of the Company or any subsidiary of the Company).

2.11.3.

In the event that the Company is determined, by counsel or accountants for AMI or Vitruvian, to be a CFC with respect to the shares held by AMI or Vitruvian, as applicable, the Company agrees to use commercially reasonable efforts to avoid (I) generating “subpart F income” as such term is defined in Section 952 of the Code and the Treasury Regulations promulgated thereunder, and (II) investing in “United States property” as such term is defined in Section 956(c) of the Code and the Treasury Regulations promulgated thereunder.

2.11.4.

In connection with any gain recognized by AMI or Vitruvian with respect to the Company or a subsidiary of the Company, to the extent relevant to the tax reporting of AMI or Vitruvian, as applicable, or its direct or indirect owners, the Company shall, upon the request of AMI or Vitruvian, as applicable, timely provide AMI or Vitruvian, as applicable, with any information reasonably available to the Company and its Affiliates in order for AMI or Vitruvian, as applicable, to calculate the Company’s and/or its subsidiary’s respective earnings and profits and AMI’s or Vitruvian’s, as applicable, share thereof as determined for U.S. federal income tax purposes for purposes of Section 1248 of the Code and the Treasury Regulations promulgated thereunder.

2.12.

PFIC Representations and Covenants. The Company, which is, immediately prior to the effective date of this Agreement, not a “United States Person” as defined in Section 7701(a)(30) of the U.S. Tax Code, represents, warrants and covenants to each of AMI and Vitruvian (and acknowledges that each of AMI and Vitruvian is relying thereon) the following:

2.12.1.

The Company shall provide any information reasonably available to the Company and its affiliates which is requested by AMI or Vitruvian in order for AMI or Vitruvian, as applicable, to determine whether the Company is a “Passive Foreign Investment Company” as defined in Section 1297 of the U.S. Tax Code (a “PFIC”). The Company shall monitor the status of it and any other entity in which the Company owns equity interests as a PFIC, shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, then the Company will provide prompt written notice to each of AMI and Vitruvian if at any time the Company determines that it is a PFIC or is at such risk, as the case may be.

2.12.2.

The Company shall provide any information reasonably available to the Company and its Affiliates which is requested by AMI or Vitruvian in order for AMI or Vitruvian, as applicable, to make required filings with applicable taxing authorities including U.S. Internal Revenue Service filings on Form 8621.

2.12.3.

Upon request of AMI or Vitruvian, the Company shall promptly, but in no event later than 60 days after the end of each U.S. taxable year of the Company, provide AMI or Vitruvian, as applicable, with a “PFIC Annual Information Statement” (within the meaning of U.S. Treasury Regulations Section 1.1295-1(g)), which shall be signed by the Company or an authorized representative of the Company and which shall set forth the following information:

2.12.3.1.

The pro rata share of AMI or Vitruvian, as applicable, of the “ordinary earnings” and “net capital gain” (as defined in U.S. Treasury Regulations Section 1.1293-1(a)(2)) of the Company for such taxable year;

2.12.3.2.	The amount of cash and the fair market value of other property distributed or deemed distributed to AMI or Vitruvian, as applicable, by the Company during such taxable year; and

2.12.3.3.

A statement that the Company will permit AMI or Vitruvian, as applicable, to inspect and copy the Company’s permanent books of account, records, and such other documents as may be maintained by the Company to establish that the Company’s “ordinary earnings” and “net capital gain” are computed in accordance with U.S. federal income tax principles, and to verify these amounts and the pro rata share of AMI or Vitruvian, as applicable, thereof.

2.13.

Entity Classification Representation. The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

2.14.

Miscellaneous Information Reporting Representation. The Company shall cooperate with the tax advisors of AMI or Vitruvian, as the case may be, with respect to any inquiry, on at least an annual basis, regarding whether AMI or Vitruvian, as applicable, or any direct or indirect owner thereof is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code with respect to their direct or indirect interest in the Company or a subsidiary of the Company, and in the event that AMI or Vitruvian, as applicable, or any direct or indirect owner thereof is determined by the tax advisors of AMI or Vitruvian, as applicable, to be subject to the reporting requirements of either or both of Sections 6038 and 6038B, the Company agrees, upon a request from AMI or Vitruvian, as applicable, to provide such information as may be necessary to fulfill the obligations of AMI or Vitruvian, as applicable, or the direct or indirect owner thereof under such reporting requirements.

2.15.	FCPA. The Company hereby represents, warrants and covenants that:

2.15.1.

at the time of this Agreement, neither it nor, to the Company’s Knowledge (as defined in the Share Purchase Agreement), any of its directors, officers, employees, owners, agents, representatives, nor, to its knowledge, any person acting on behalf of the Company or any subsidiary, is currently a government official, officer, agent or employee of a non-U.S. government or government-owned enterprise (wholly or partially owned) or any agency, department or instrumentality thereof or political party or public international organization or a candidate for non-U.S. government or political office or is an agent, officer, or employee of any entity owned by a non-U.S. government (“Non-U.S. Official”). Company further represents and warrants that as of the date of execution of this Agreement, no Non-U.S. Official or any agency, department, political party, public international organization, or instrumentality thereof is associated with, or presently owns an interest, whether direct or indirect, in the Company or has any legal or beneficial interest in the Company or the payments to be made by any Investor to the Company or any subsidiary hereunder.

2.15.2.

neither it nor, any of its directors, officers, employees, owners, agents, representatives, nor any person acting on behalf of the Company or any subsidiary, has made a promise to make, will make a promise to make, or will cause to be made anything of value (“Payment”): (i) to or for the use or benefit of any Non-U.S. Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Non-U.S. Official; or (iii) to any other person or entity, the payment of which would violate, or implicate the Company in the violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), the UK Bribery Act 2010 or any other applicable anti-bribery or anti-corruption law.

2.15.3.

The Company further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and that is sufficient to provide reasonable assurances that violations of such laws will be prevented, detected and deterred.

2.16.

USRPHC Representation. The Company is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code (a “USRPHC”) and has not been a USRPHC during the five-year period ending on the date hereof. If at any time the Company determines that it is a USRPHC, it shall promptly inform each of AMI and Vitruvian in writing of such determination. In addition, upon the request of AMI or Vitruvian, the Company shall promptly determine whether or not it is a USRPHC and shall promptly inform each of AMI and Vitruvian in writing of such determination.

2.17.

Anti-Bribery; Export. None of the Company or any director or officer of the Company will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage; and the Company will conduct its business in compliance with applicable anti-corruption laws, including Part 12 of the United States Anti-Terrorism, Crime and Security Act of 2001; the United States Money Laundering Control Act of 1986; the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001; the United States Foreign Corrupt Practices Act, as amended; or laws applicable in the United Kingdom and Israel that prohibit bribery, corrupt practices or money laundering, including, for the avoidance of doubt, the Bribery Act 2010, and will institute and maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. The Company hereby represents, warrants and covenants that it does and will not engage in activities prohibited to persons subject to the jurisdiction of the United States by the United States Trading with the Enemy Act of 1917, as amended, or the United States International Emergency Economic Powers Act of 1977, as amended, the regulations promulgated under either such Act, or under any other applicable export control law. The Company does not have its principal place of business in either Myanmar or Sudan, and that it does not generate more than 50% of its revenue from either of these countries. Finally, the Company does not and will not do, directly or indirectly, any material business in or with Iran, Syria, Cuba, Lebanon or North Korea; the Company agrees to provide each of AMI and Vitruvian with prior written notice on the commencement of such activity in either country.

2.18.	Termination. Sections 2.11 through 2.16 shall terminate and have no effect upon consummation of the IPO.

3.	Miscellaneous.

3.1.

Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, all references herein to “Sections” shall be deemed references to sections of this Agreement. The words “include,” “includes”, “including” and words of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. “Writing”, or any term of like import, shall include words typewritten, printed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including email, facsimile, text message, or other form of writing produced by electronic communication. The term “person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity; and any reference to a “person” shall also refer to that such person’s legal representatives, successors and/or assigns. Any agreement or law defined or referred to herein shall means such agreement or law as from time to time may be amended, modified or supplemented.

3.2.

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3.

Effect of Change in Company’s Capital Structure. If, from time to time, there is any share dividend, share split or other change in the character or amount of any of the outstanding shares of the Company, then in such event any and all new, substituted or additional securities to which a shareholder is entitled by reason of the shareholder’s ownership of the shares of the Company shall be immediately subject to the rights and obligations set forth in this Agreement, with the same force and effect as the shares subject to such rights immediately before such event.

3.4.

Arbitration. Any dispute arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) will be resolved as follows: Any party will notify the other parties of the dispute, and provide a detailed description of the basis for the dispute as well as any relevant supporting documents. Each party in dispute will then attempt to resolve the dispute. If the parties in dispute do not resolve the dispute within forty-five (45) days of the initial dispute notice, any party in dispute may provide notice of its demand for formal dispute resolution through arbitration in accordance with this section. In the event that the matter is not submitted to arbitration within the foregoing forty-five (45) days period, then the parties shall be deemed to have waived in full such matter. In the event the matter is timely and duly submitted to arbitration, it shall be settled by arbitration to be conducted by a sole arbitrator (the “Arbitrator”) and in accordance with the rules provisions of the Israel Arbitration Law, 1968 (the “Arbitration Law”), except as otherwise provided herein. The arbitration shall be conducted in Tel Aviv, Israel or such other place mutually acceptable to the parties. The Arbitrator shall be mutually appointed by the parties, and if no agreement is reached on the identity of the Arbitrator within ten (10) days following request for the submission of such dispute to arbitration, the identity of the Arbitrator will be determined by the President of the Israeli Bar Association. The award of the Arbitrator as to any particular item or items or amount or amounts shall be in writing, state the reasons upon which it is based, and, absent manifest error, shall be final and binding upon the parties. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. This section constitutes an arbitration agreement in accordance with the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail. Each Party irrevocably consents to service of process in the manner provided by Section 3.8 or as otherwise provided by applicable law.

3.5.

Governing Law. This Agreement shall be governed by and construed exclusively under the laws of the State of Israel, without regard to the conflict of law provisions thereof. Subject to Section 3.4, the competent courts in Tel Aviv, Israel shall have sole jurisdiction over this Agreement.

3.6.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.7.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.8.

Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) one (1) Business Day after transmission by facsimile or email, addressed to the other party at its facsimile number or email address, with confirmation of transmission; (c) one (1) Business Day after deposit with a return receipt express courier for deliveries within Israel, or three (3) Business Days after such deposit for deliveries outside of Israel; or (d) three (3) Business Days after deposit in the mail by registered or certified mail (return receipt requested) for deliveries within Israel. All notices not delivered personally or by facsimile or Email will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below such party’s signature on this Agreement or on Schedules A and B hereto, or if to the Company to the following address:

Global-e Online Ltd.

Address: 25 Basel St., Petach Tikva, 4951038

Attention: Amir Schlachet

with copies of all notices (which copies shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Silver Road

Ramat-Gan 52506, Israel

Attn: Mike Rimon, Advocate

Tel: 9723 610-3100

Fax: 9723 610-3111

E-mail: mrimon@meitar.com

or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto. All notices for delivery outside Israel will be sent by facsimile, email or by express courier. Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date effectively given to the last party required to be given such notice.

3.9.

Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.10.

Entire Agreement: Amendments and Waivers. This Agreement (including the Schedules hereto, if any), constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and amends and restates and supersedes and replaces in its entirety the Prior Agreement which shall be of no further force or effect.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of: (a) the Company, and (b) the holders of a majority of the Registrable Securities; provided, however, that in the event that any amendment or waiver adversely affects the specific obligations and/or rights of a certain shareholder or group of shareholders or certain class or series of shares, such amendment or waiver shall also require the written consent of such shareholder or majority of such group, class or series, as the case maybe. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto and the Company. The Company shall give prompt notice of any amendment hereof or waiver hereunder to any Major Holder that did not consent in writing to such amendment or waiver. Any provision of this Section 3.10 to the contrary notwithstanding, no named right granted specifically to AMI or Vitruvian hereunder may be altered in any way (other than the proportionate dilution of such rights by virtue of adding additional Investors as parties to this Agreement) without the prior written consent of AMI or Vitruvian, respectively.

3.11.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

3.12.

Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

3.13.

Aggregation of Shares. All shares of the Company held or acquired by a shareholder and its Permitted Transferees (as defined in the Articles) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and for the calculation of the pro rata shares of such shareholder and its Permitted Transferees.

3.14.

Additional Parties. The parties hereto agree that additional parties may be added as parties to this Agreement as “Investor” with respect to the Company’s Preferred A Shares, Preferred A-1 Shares, Preferred B-1 Shares, Preferred B-2 Shares, Preferred C Shares, Preferred D-1 Shares and Preferred E Shares, purchased by them after the date hereof, and shall thereupon be deemed for all purposes as an “Investor” hereunder. Any such additional party shall execute a counterpart of this Agreement, and upon execution by such additional party and by the Company, shall be added to Schedule A and shall be considered an Investor for purposes of this Agreement.

3.15.

Holder Assignees. Any reference to, or rights conferred upon each holder of Preferred Shares or Registrable Securities or any of its Affiliates, may be transferred or assigned, free of any restriction (other than those set forth herein), to their Permitted Transferees.

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY

GLOBAL-E ONLINE LTD. /s/ Amir Schlachet
Name:	Amir Schlachet
Title:	CEO

FOUNDERS /s/ Amir Schlachet
AMIR SCHLACHET /s/ Nir Debbi
NIR DEBBI /s/ Shahar Tamari
SHAHAR TAMARI

[SIGNATURE PAGE TO GLOBAL-E ONLINE LTD.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS

/s/ Udi Dagan		/s/ Dr. Israel Leshem
TSUNAMI 5 LTD.		DR. ISRAEL LESHEM ADV COMPANY

Name:	Udi Dagan	Name:	Dr. Israel Leshem
Title:	Owner	Title:	Director

/s/ Dan Geva		/s/ Rotter Gabriel
DAN GEVA, LAW FIRM		ROTER HOLDINGS LTD.

Name:	Dan Geva	Name:	Rotter Gabriel
Title:		Title:

/s/ Igal Weinstein Investments Ltd.		/s/ Itshak Shaked
IGAL WEINSTEIN INVESTMENTS LTD.		ITSHAK SHAKED ASSETS LTD.

Name:		Name:	Itshak Shaked
Title:		Title:	CEO

/s/ Beth Langsam		/s/ Yoram Oron /s/ Yaniv Stern
REG ASSOCIATES LLC		RED DOT CAPITAL PARTNERS, L.P.

Name:	Beth Langsam	Name:	Yoram Oron Yaniv Stern
Title:	Trustee	Title:	Managing Partners

/s/ David Shlachet /s/ Shlachet Management Ltd.		/s/ Oliver Steffan /s/ Christoph Tepper
SCHLACHET MANAGEMENT LTD.		DEUTSCHE POST BETEILIGUNGEN HOLDING GMBH

Name:	David Shlachet	Name:	Oliver Steffan Christoph Tepper
Title:		Title:	Authorized Signatories

/s/ Shay Aba		/s/ Gael Seuvy
GOOR HOLDCO LTD.		CROSS SHIP S.À R.L.

Name:	Shay Aba	Name:	Gael Seuvy
Title:	Signatory Right Holder	Title:

[SIGNATURE PAGE TO GLOBAL-E ONLINE LTD.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS (cont’d)

/s/ Michal Giladi	/s/ David Schlachet
MICHAL GILADI /s/ Moti Szuszan	DAVID SCHLACHET /s/ David Ish Shalom
MOTI SZUSZAN /s/ Ran Oz	DAVID ISH SHALOM /s/ Lilach Asher Topilsky
RAN OZ /s/ Danny Koller	LILACH ASHER-TOPILSKY /s/ Gigig Levy Weiss
DANNY KOLLER /s/ David Chertok	GIGI LEVY WEISS /s/ Jean-Evrard Domince
DAVID CHERTOK /s/ Sacha Bielawski	JEAN-EVRARD DOMINICÉ /s/ Clifford Felig
SACHA BIELAWSKI /s/ Lior Shklarsh	CLIFF FEILG /s/ Abraham Brown
LIOR SHKLARSH /s/ Ephraim Greenfield /s/ Rachel Greenfield	ABRAHAM BROWN /s/ Natan Schalachet
EPHRAIM & RACHEL GREENFIELD /s/ Maya Liquornik	NATAN SCHALACHET
MAYA LIQUORNIK

[SIGNATURE PAGE TO GLOBAL-E ONLINE LTD.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

LIST OF INVESTORS

SCHEDULE B

LIST OF FOUNDERS